                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                                                                            ----------------------------
=======================                                                                             OMB APPROVAL
       FORM 4                                                                                OMB Number:       3235-0287
=======================                    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP      Expires:  December 31, 2001
                                                                                             Estimated average burden
[ ] CHECK THIS BOX IF NO                Filed pursuant to Section 16(a) of the Securities    hours per response......0.5
LONGER SUBJECT TO SECTION 16.              Exchange Act of 1934, Section 17(a) of the       -----------------------------
FORM 4 OR FORM 5 OBLIGATIONS              Public Utility Holding Company Act of 1935 or
MAY CONTINUE. SEE INSTRUCTION 1(b)          Section 30(f) of the Investment Act of 1940



==============================================================================================================================
1. Name and Address of          2. Issuer Name and Ticker                      6. Relationship of Reporting Person to Issuer
   Reporting Person*               or Trading Symbol                              (Check all applicable)

KESSMAN  ALAN                      VION PHARMACEUTICALS,                           X    Director         10% Owner
                                   INC. (VION)                                   -----              ----
--------------------------------------------------------
(Last) (First) (Middle)                                                            X    Officer          Other (specify below)
                                3. IRS Identification Number  4. Statement for   -----              ----
                                   of Reporting Person, if       Month/Year    (give title below)
C/O VION PHARMACEUTICALS, INC.     an entity (voluntary)
4 Science Park                                                  NOVEMBER 2000
------------------------------                                 -----------------    President & CEO
                       Street                                  5. If Amendment,   --------------------------------------------
                                                                  Date of
NEW HAVEN    CT          06511                                    Original        7. Individual or Joint/Group Filing
------------------------------                                    (Month/Year)       (Check Applicable Line)
 (City)     (State)      (Zip)                                                        X  Form filed by One Reporting Person
                                                                                     ---
                                                                                         Form filed by More than One Reporting
                                                                                     --- Person

===============================================================================================================================


TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED

==============================================================================================================================
1. Title of Security (Inst. 3)    2. Transaction Date    3. Transaction Code    4. Securities Acquired (A) or Disposed of (D)
                                     (Mo/Day/Yr)            (Inst. 8)             (Inst. 3, 4 and 5)
                                                         ---------------------------------------------------------------------
                                                             Code        V          Amount         (A) or (D)      Price
------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value          11/30/2000              M                     12,756              A         $5.7750
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
==============================================================================================================================


==========================================================
 5. Amount of         6. Ownership        7. Nature of
    Securities           Form:               Indirect
    Beneficially         Direct (D) or       Beneficial
    Owned at             Indirect (I)        Ownership
    End of Month         (Instr. 4)          (Instr. 4)
    (Instr. 3 and 4)
----------------------------------------------------------
  35,856(1)                I                   (2)
----------------------------------------------------------
----------------------------------------------------------
----------------------------------------------------------
----------------------------------------------------------
----------------------------------------------------------
----------------------------------------------------------
----------------------------------------------------------
==========================================================



Reminder: Report on a separate line for class of securities beneficially owned directly or indirectly.
                                                                          (Over)
                    (Print or Type Responses)                    SEC 1474 (7-96)


*If the form is filed by more than one reporting person, see Instruction
4(b)(v).
                                                                     Page 1 of 2

  TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
          (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

===============================================================================================================================
1. Title of Derivative   2. Convers-  3. Transaction  4. Transaction       5. Number of Derivative     6. Date Exercisable and
    Security (Instr. 3)     ion          Date             Code (Instr. 8)     Securities Acquired (A)     Expiration Date
                            or           (Mo/Day/Yr)                          or Disposed of (D)          (Mo/Day/Yr)
Warrants to purchase        Exercise                                          (Instr. 3,4,5)
Common Stock, $0.01         Price of                   ------------------------------------------------------------------------
par value per share
("Common Stock")           Derivative
                            Security                                                                     Date       Expiration
                                                         Code      V             (A)        (D)        Exercisable      Date
-------------------------------------------------------------------------------------------------------------------------------
Options to purchase          $14.875    02/24/2000        A         V           25,166                      (3)      02/24/2010
Common Stock (incentive)
-------------------------------------------------------------------------------------------------------------------------------
Options to purchase          $14.875    02/24/2000        A         V           24,834                      (3)      02/24/2010
Common Stock (non-qualified)
-------------------------------------------------------------------------------------------------------------------------------
Options to purchase          $5.7750    11/30/2000        M                                12,756        07/11/2000  01/11/2009
Common Stock
-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------

===============================================================================================================================

===========================================================================================
7. Title & Amount of   8.  Price of    9. Number of      10. Ownership     11. Nature of
   Underlying              Derivative     Derivative         Form of           Indirect
   Securities              Security       Securities         Derivative        Beneficial
   (Instr. 3 & 4)          (Instr.5)      Beneficially       Security          Ownership
                                          Owned at           Direct (D)        (Inst. 4)
                                          Month              or
                                          (Inst. 4)          Indirect (I)
                                                             (Inst. 4)
--------------------
           Amount
             or
            Number
             of
   Title   Shares
--------------------------------------------------------------------------------------------
 Common      25,166                        25,166                D
  Stock
--------------------------------------------------------------------------------------------
 Common      24,834                        24,834                D
  Stock
--------------------------------------------------------------------------------------------
 Common      12,756                         2,244                I                (2)
  Stock
--------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------

============================================================================================


Explanation of Responses:
(1) Includes 12,756 shares of common stock owned by CBK Associates, LLC after the exercise of options as reflected on page 2.
(2) By CBK Associates, LLC, a family partnership, of which Mr. Kessman is a controlling member.
(3) Options vest in four annual installments beginning February 24, 2001

                                        /s/ Alan Kessman      December 7, 2000
                                      --------------------    ----------------
                                         **Alan Kessman              Date

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure. Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                SEC 1474 (7/96)
                                                                    Page 2 of 2